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                                                                    EXHIBIT 99.2


Stock Symbols:                      Investor Contacts:
Nasdaq:          LWNG               Paul Wagler, Senior Vice President, Finance
TSE:             LWN                Dwight Hawes, Vice President, Finance
ME:              LWN                The Loewen Group Inc.
                                    Tel: (800) 347-7010


                                    Media Contacts:
                                    Dave Laundy, Vice President, Communications
                                    The Loewen Group Inc.
                                    Tel: (604) 293-7857

                                    Thomas C. Franco
                                    James O'Brien
                                    Broadgate Consultants, Inc.
                                    Tel: (212) 229-2222


                             FOR IMMEDIATE RELEASE

LOEWEN ANNOUNCES NYSE LISTING TO BE EFFECTIVE TOMORROW

              ____________________________________________________

VANCOUVER, October 1, 1996 -- The Loewen Group Inc. announced that effective tomorrow its common shares will trade on the New York Stock Exchange under the stock symbol LWN. Loewen will be one of only 52 Canadian companies listed on the New York Stock Exchange. Loewen common shares also trade on The Toronto Stock Exchange and the Montreal Exchange in Canada.

"Trading on the New York Stock Exchange should provide greater visibility, liquidity and market efficiency to the institutions and individuals who have invested in Loewen's future," said Ray Loewen, Chairman and Chief Executive Officer. "We believe that The Loewen Group has a reputation for excellence and fair dealing in our industry -- qualities we share with the New York Stock Exchange -- we are pleased to be associated with one of the great names in the U.S. financial community."

The Loewen Group Inc. listed on The Toronto Stock Exchange in 1987 and began expanding into the U.S. that same year and listed on The Nasdaq National Market in 1990. During the past 10 years, revenues increased from approximately $14 million in 1986 to $600 million in 1995. For the past five years, Loewen has generated a compounded annual revenue growth rate in excess of 40 percent per annum. More than 90 percent of the Company's revenue is
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generated in the United States.

The Company is continuing its aggressive acquisition program with the recent announcement of US$100 million of activity in the last three weeks, including the agreement to acquire CMS West, a western Pennsylvania-based provider of funeral and cemetery services. Year-to-date, Loewen has signed or completed approximately 196 acquisitions aggregating over approximately US$715 million in transaction value, excluding its innovative investments with Blackstone Capital Partners in Prime Succession Inc. and in Rose Hills Memorial Park, which have transaction values of approximately US$295 million and US$240 million, respectively.

With offices in Vancouver, Cincinnati, and Philadelphia, The Loewen Group employs over 13,000 people.



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